Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report included herein and to the incorporation by reference in the registration statements (No. 333-153672, No. 333-140066 and No. 333-126743) on Form S-8 of Diamond Foods, Inc. of our report dated October 14, 2008, relating to the statements of net assets to be sold of the General Mills Popcorn Business as of May 25, 2008 and May 27, 2007, and the related statements of earnings before income taxes for each of the fiscal years in the three-year period ended May 25, 2008.
Our report dated October 14, 2008 contains an explanatory paragraph stating that the financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the current report on Form 8-K/A of Diamond Foods, Inc., as described in note 1. The presentation is not intended to be a complete presentation of the General Mills Popcorn Business’s financial position or results of operations.
/s/ KPMG LLP
Minneapolis, Minnesota
November 26, 2008